Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Thomas Nielsen (“Executive”) and RealNetworks, Inc. and its subsidiaries (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive entered into an Employment Agreement, dated and effective as of November 9, 2011 (the “Employment Agreement”);

WHEREAS, the Company and Executive entered into a Development, Confidentiality and Noncompetition Agreement, dated as of November 9, 2011 (the “Confidentiality Agreement”);

WHEREAS, the Company granted Executive stock options and restricted stock units, from time to time (each an “Equity Award” and collectively the “Equity Awards”), which are reflected on Appendix A, each pursuant to a specific equity award agreement (collectively, the “Stock Agreements”);

WHEREAS, Executive resigned his employment with the Company on July 3, 2012 (and such termination was not due to any “Change of Control” as defined the Employment Agreement) with an effective termination date of July 3, 2012 (the “Separation Date”);

WHEREAS, Executive resigned from the Company’s board of directors (and all other positions held at the Company and its affiliates) effective as of the Separation Date;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration. Executive agrees that the consideration provided below in Section 1(b) constitutes good and adequate consideration for the promises, covenants, restrictions and other terms and conditions provided by this Agreement.

a. Accrued Payments. The Company agrees to pay Executive (i) Executive’s accrued but unpaid salary and (ii) Executive’s accrued but unused vacation, in each case which has accrued through the Separation Date. The Company also agrees to pay Executive for any unreimbursed business expenses required to be reimbursed to Executive pursuant to the Company’s normal and customary business expense reimbursement procedures.

b. Severance Consideration. The consideration set forth in this Section 1(b) is referred to collectively as the “Severance Consideration.”

(i) Severance Payment. The Company agrees to pay Executive a cash payment of $37,500 per month, less applicable withholdings, for a period of eighteen (18) months commencing on the Company’s first payroll date occurring after the Effective Date (as defined in Section 21 below). Subject to the election of Executive (provided that such election is made in a timely manner), the Company agrees to pay the total amount of the severance payment ($675,000) in a lump sum on the Company’s first payroll date occurring after the Effective Date.

(ii) Pro-Rata Incentive Bonus. The Company agrees to pay Executive a cash payment of $168,299, less applicable withholdings, in a single lump sum on the Company’s first payroll date occurring after the Effective Date, which reflects the pro-rata portion of Executive’s annual incentive bonus for the year of the Separation Date and is based on the actual performance of the applicable performance goals through the Separation Date.

(iii) Equity Awards. The Company agrees that the vesting of each Equity Award listed on Appendix A shall be accelerated as to an additional twelve (12) months. The Company and Executive agree that Appendix A includes all of the outstanding stock options and restricted stock units granted to Executive. The Equity Awards shall in all other respects remain subject to all of the other terms and conditions of the applicable Stock Agreements. Executive is eligible to receive a total of 253,333 stock options. Further, Executive is eligible to participate in the alternative vesting schedule set forth in the Stock Agreements, meaning that Executive’s options will vest on a pro rata basis as of the Separation Date. Executive acknowledges and agrees that any vested options must be exercised within six months after the Separation Date according to the terms of the Stock Agreements, including the Company’s Insider Trading Policy, which describes trading black-out windows that may be applicable currently.

(iv) Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of twelve (12) months from the last date of employment of the Executive with the Company (six months of this payment would be considered imputed income and the applicable taxes for this amount would be deducted from Executive’s last paycheck), or (B) the date upon which Executive becomes covered under similar plans. Notwithstanding anything to the contrary in this Section 1(b)(iv), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Executive becomes covered under similar plans or (y) the last day of the twelfth (12th) calendar month following the month in which Executive terminates employment.

c. Executive specifically acknowledges that Executive is not entitled to receive any additional severance, termination payments, wages, bonus or other form of compensation from the Company. Executive agrees and acknowledges that effective immediately upon his termination, Executive resigned from the Company’s board of directors and all other positions held at the Company and its affiliates.

2. Benefits. Executive’s health insurance benefits will cease on the last day of July, 2012, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

3. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

4. Release of Claims. Executive agrees that the Severance Consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190).;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage or expense arising out of any dispute over Company withholding the incorrect amount from any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to Executive’s vested rights in retirement or similar plans, programs or accounts. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

In addition, nothing in this release shall (i) operate to release or waive Executive’s rights, if any, under contract, law, the Company’s By-laws or Articles of Incorporation, as an employee, officer or director of the Company, to be defended and indemnified by the Company against, any and all liability incurred with respect to any claim or proceeding to which Executive is or is threatened to be made a party because of Executive’s service as an employee, officer or director, or Chairman of the Board of the Company or its subsidiaries or affiliates, or (ii) operate to release or waive Executive’s rights, as an employee, officer or director of the Company or its subsidiaries or affiliates, to be named, protected by and have coverage rights under the Company’s or its subsidiaries’ or affiliates’ insurance policies.

5. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.

Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release Agreement; (b) he has twenty-one (21) days within which to consider and sign this Release Agreement; (c) he has seven (7) days following his execution of this Release Agreement to revoke this Release Agreement; (d) this Release Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Corporate Secretary at 2601 Elliott Avenue, Seattle, Washington, 98121, that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

6. Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the released party. Executive being aware of said principle agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

7. Non-Competition, Non-Disparagement, No-Hire, Non-Solicitation. As a condition of receiving the Severance Consideration, Executive agrees to remain subject to the noncompetition, nondisparagement, no-hire and non-solicitation provisions of Section 10(b) of the Employment Agreement, as reflected below. Executive agrees, to the extent permitted by applicable law, that:

a. for the applicable Restricted Period (as defined below), Executive will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company as of the Separation Date. The foregoing covenant shall cover Executive’s activities in every part of the Territory (as defined below). The covenants contained in this Section 7.a. shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 7.a. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of this Section 7.a. are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law;

b. for the applicable Restricted Period, Executive will refrain from any disparaging statements about the Company and its officers, directors and affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or employment / compensation/benefit practices of the Company; provided, however, that the foregoing requirement under this Section 7.b. will not apply to any statements that Executive makes in addressing any statements made by the Company, its officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the good faith judgment of Executive, truthful; and provided further that foregoing requirement under this Section 7.b. will not apply to truthful testimony that Executive is required by law to provide, including a response to a subpoena;

c. for the applicable Restricted Period, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive’s own purposes, or for any other person or entity. Executive acknowledges and agrees that the Company is relying on Executive’s compliance with this Section 7 as an essential term of this Agreement; and

d. if Executive becomes entitled to receive any severance benefits or payments pursuant to this Agreement and a majority of the Board determines that Executive has committed a material violation of this Section 7 that results in substantial harm to the Company, the Company will be entitled to cease providing and/or recover any severance payments made or benefits provided pursuant to this Agreement. Before the Board makes any such determination, Executive will receive reasonable notice and an opportunity to be heard (with Executive’s attorney) at a meeting of the Board. The Company’s rights pursuant to this Section 7 are in addition to any remedies it may have for breach of contract or otherwise; further, the remaining terms of this Agreement, as well as the Release contemplated by Section 4, as applicable, will remain in full force and effect.

For purposes of this Agreement, the term “Territory” means (i) all counties in the State of Washington, (ii) all other states of the United States of America and (iii) all other countries of the world, and the term “Restricted Period” means a period of one (1) year immediately following the Separation Date.

8. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

9. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

10. Jurisdiction; Venue. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation and any matters governed by this Agreement, shall be resolved in a court of competent jurisdiction in King County, Washington. The parties irrevocably consent to personal and exclusive jurisdiction and venue in the state and federal courts in King County, Washington.

11. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the Severance Consideration and any other consideration provided to Executive or made on his behalf under the terms of this Agreement.

12. Litigation Assistance to Company. In the event that any charge, complaint or lawsuit is or has been filed by or against Company, Executive agrees to provide reasonable cooperation to Company in the prosecution or defense of the same. Such cooperation may include, without limitation, meeting with and providing information to Company’s agents and attorneys upon reasonable notice and at mutually agreed upon times and places. Company will use its insurance policy(ies) to provide coverage to Executive relating to claims arising out of Executive’s reasonable, good faith performance of Executive’s job responsibilities to the extent such insurance covers any such claim. Such coverage includes meeting any deductibles on Executive’s behalf and is intended to provide Executive coverage which neither increases nor decreases the protections Executive has and the caveats to such protection as if Executive were an on-going executive of Company.

13. Return of Property. Executive represents that as of the Separation Date (or a date mutually agreed to by the Parties), Executive will have returned to Company all company-owned property in Executive’s possession or control, including but not limited to, credit cards, keys, access cards, company-owned equipment, computers and related equipment, customer or contact lists, files, memoranda, documents, price lists, and all other trade secrets and/or confidential Company information, and all copies thereof, whether in electronic or other form.

14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

16. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

17. Section 409A. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the final treasury regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute deferred compensation for purposes of Section 409A of the Code. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute deferred compensation subject to Section 409A of the Code. For purposes of this Section 21, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Separation Date occurs. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Section 409A of the Code, each of the following shall apply: (1) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company and Executive agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code. Notwithstanding anything to the contrary in this Agreement, no severance payments will become payable under this Agreement until Employee has a “separation from service” within the meaning of Section 409A of the Code.

This Section 17 is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to either (a) the six (6) month delay which may otherwise be required with respect to payments of deferred compensation to “specified employees” as defined in Section 409A, and (b) any additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including (but not by way of limitation) the Employment Agreement, but with the exception of the Confidentiality Agreement, the Stock Agreements and Section 10(b) of the Employment Agreement, all of which shall fully survive this Agreement.

19. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s then-acting Chief Executive Officer or a specifically-authorized member of the Board (or such person’s designee).

20. Governing Law. This Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Washington.

21. Effective Date.

a. Executive has seven (7) days after the date that he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

22. Expiration of Agreement. This Agreement is executable during the period commencing on July 2, 2012 and ending at 5:00 p.m. (PDT) on July 23, 2012. If Executive has not executed this Agreement and the Release Agreement by July 23, 2012, then this Agreement is null and void.

23. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

a. He has read this Agreement;

b. He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c. He understands the terms and consequences of this Agreement and of the releases it contains; and

d. He is fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

Thomas Nielsen, an individual

Dated: 7/3/2012		/s/ Thomas Nielsen
Executive
REALNETWORKS, INC.

Dated: 7-19-12	By	/s/ Rob Glaser

APPENDIX A

As of 7/3/2012

Thomas Nielsen - Outstanding Grants:

Option No:	NH112119
Option Date:	11/9/2011
Shares:	640,000
Price:	$7.44
Plan/Type:	2005 Plan/NQ

Vesting Schedule:

Granted	Full Vest	Exercisable	Total Price	Expires
160,000	11/9/2012	0	$0.00	11/9/2018
80,000	5/9/2013	0	$0.00	11/9/2018
80,000	11/9/2013	0	$0.00	11/9/2018
80,000	5/9/2014	0	$0.00	11/9/2018
80,000	11/9/2014	0	$0.00	11/9/2018
80,000	5/9/2015	0	$0.00	11/9/2018
80,000	11/9/2015	0	$0.00	11/9/2018

640,000		0	$0.00

Option No:	PF112120
Option Date:	11/9/2011
Shares:	240,000
Price:	$7.44
Plan/Type:	2005 Plan/NQ

Vesting Schedule:

Granted	Full Vest	Exercisable	Total Price	Expires
120,000	7/1/2013	0	$0.00	11/9/2018
118,368	7/1/2015	0	$0.00	11/9/2018
1,632	8/1/2015	0	$0.00	11/9/2018

640,000		0	$0.00

As of 7/3/2012

Thomas Nielsen - Outstanding Grants, as adjusted for vesting acceleration:

Option No:	NH112119
Option Date:	11/9/2011
Shares:	640,000
Price:	$7.44
Plan/Type:	2005 Plan/NQ

Vesting Schedule:

Granted	Full Vest	Exercisable	Total Price	Expires
160,000	7/3/2012	160,000	$1,190,400.00	11/9/2018
80,000	7/3/2012	80,000	$595,200.00	11/9/2018
13,334	7/3/2012	13,334	$99,204.96	11/9/2018
66,666	11/9/2013	0	$0.00	11/9/2018
80,000	5/9/2014	0	$0.00	11/9/2018
80,000	11/9/2014	0	$0.00	11/9/2018
80,000	5/9/2015	0	$0.00	11/9/2018
80,000	11/9/2015	0	$0.00	11/9/2018

640,000		253,334	$1,884,804.96

Option No:	PF112120
Option Date:	11/9/2011
Shares:	240,000
Price:	$7.44
Plan/Type:	2005 Plan/NQ

Vesting Schedule:

Granted	Full Vest	Exercisable	Total Price	Expires
120,000	7/1/2013	0	$0.00	11/9/2018
118,368	7/1/2015	0	$0.00	11/9/2018
1,632	8/1/2015	0	$0.00	11/9/2018

640,000		0	$0.00